Exhibit 99. 1

For more information, contact:

David Flanery

Chief Financial Officer

502-261-4753

PAPA JOHN’S REPORTS

THIRD QUARTER 2007 EARNINGS

2007 Earnings Guidance Updated;

Franchise Renewal Program and Royalty Rate Increase Announced

Highlights

•                  Third quarter earnings per diluted share of $0.16 in 2007 vs. $0.40 in 2006 ($0.39 in 2007 vs. $0.31 in 2006, excluding the consolidation of the company’s franchisee-owned cheese purchasing entity, BIBP Commodities, Inc. (BIBP))

•                  Third quarter EPS includes $0.08 in 2007 and $0.03 in 2006 from the finalization of certain income tax issues

•                  49 net Papa John’s restaurant openings worldwide during the quarter

•                  Domestic system-wide comparable sales increase of 0.2% for the quarter

•                  Worldwide system sales increase of 4.3% for the quarter

•                  Earnings guidance for 2007 increased to a range of $1.64 to $1.68 per diluted share, excluding the impact of consolidating BIBP’s results

•                  Franchise agreement renewal program announced, including a royalty rate increase

                Louisville, Kentucky (November 6, 2007) — Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $262.8 million for the third quarter of 2007, representing an increase of 9.6% from revenues of $239.7 million for the same period in 2006. Net income for the third quarter of 2007 was $4.8 million, or $0.16 per diluted share (including an after-tax loss of $7.0 million, or $0.23 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity, and a gain of $2.4 million, or $0.08 per diluted share, from the finalization of certain income tax issues), compared to 2006 third quarter net income of $13.1 million, or $0.40 per diluted share (including an after-tax gain of $3.0 million, or $0.09 per diluted share, from the consolidation of BIBP, and a gain of $950,000, or $0.03 per diluted share, from the finalization of certain income tax issues).

                Revenues were $779.7 million for the nine months ended September 30, 2007, representing an increase of 7.7% from revenues of $723.6 million for the same period in 2006. Net income for the nine months ended September 30, 2007 was $25.0 million, or $0.82 per diluted share (including a net loss of $12.5 million or $0.41 per diluted share, from the consolidation of BIBP and a gain of $2.4 million, or $0.08 per diluted share, from the previously mentioned finalization of certain income tax issues), compared to last year’s net income of $44.4 million, or $1.33 per diluted share (including an after-tax gain of $10.4 million, or $0.31 per diluted share, from the consolidation of BIBP and a gain of $950,000, or $0.03 per diluted share, from the previously mentioned finalization of certain income tax issues).

                The following table summarizes the above-mentioned items impacting 2007 earnings per diluted share, as compared to the same periods presented for the prior year:

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 24,	Sept. 30,	Sept. 24,
	2007	2006	2007	2006

Earnings per diluted share, as reported	$0.16	$0.40	$0.82	$1.33

Loss (Gain) from BIBP cheese purchasing entity	0.23	(0.09)	0.41	(0.31)

(Gain) from finalization of certain income tax issues	(0.08)	(0.03)	(0.08)	(0.03)

Earnings per diluted share, excluding noted items	$0.31	$0.28	$1.15	$0.99

“Our system had an excellent third quarter,” commented Papa John’s president and chief executive officer, Nigel Travis.  “To run positive comp sales in this competitive market place, and against strong sales during the same period last year, is a testament to the strength of our brand.  I am also pleased with our revenue and earnings growth for the quarter, and our outlook for the remainder of the year.  We will continue to work hard to wow our customers with quality products and superior service to help our system manage through what continues to be a challenging cost environment.”

Revenues Comparison

                Consolidated revenues were $262.8 million for the third quarter of 2007, an increase of $23.1 million or 9.6%, over the corresponding 2006 period. The increase in revenues was principally due to an $18.8 million increase in domestic company-owned restaurant revenues, reflecting the acquisition of 54 domestic restaurants during the last five months of 2006 and the acquisition of 61 domestic restaurants during the first nine months of 2007. Other sales increased $2.5 million due to expanded commercial volumes at our print and promotions operations. International revenues increased $2.0 million due to the acquisition of five restaurants in Beijing, China in December 2006 and increased royalty revenues from additional franchised units.

For the nine-month period ending September 30, 2007, consolidated revenues increased $56.0 million, or 7.7%, principally due to the reasons mentioned above.

Operating Results and Cash Flow

Operating Results

Our pre-tax income from continuing operations for the third quarter of 2007 was $3.8 million, compared to $19.8 million for the corresponding period in 2006. For the nine months ended September 30, 2007, pre-tax income was $35.7 million compared to $68.8 million for the corresponding period in 2006. Excluding the impact of the consolidation of BIBP, third quarter 2007 pre-tax income from continuing operations was $14.5 million, which is substantially flat with 2006 comparable results, and pre-tax income for the nine months ended September 30, 2007 was $55.0 million, an increase of $3.2 million (6.3%) over the 2006 comparable results of $51.8 million. An analysis of the changes in pre-tax income from continuing operations for the three- and nine-month periods ended September 30, 2007, respectively (excluding the consolidation of BIBP), are summarized as follows (analyzed on a segment basis — see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•                  Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income for the three months ended September 30, 2007 was $3.5 million, or a decrease of $2.1 million, from the comparable 2006 period. For the nine-month period ended September 30, 2007, operating income was $19.2 million, or a decrease of $3.8 million, from the comparable 2006 period. The decline in operating income for the three- and nine-month periods is primarily due to an increase in wages (including the impact of a federal minimum wage increase in July 2007 and certain other minimum wage increases in various states), increased commodity costs and increased marketing expenditures at the local market level. The third quarter 2007 results also include a loss of $500,000 associated with our plan to sell certain company-owned restaurants in one market. The nine-month period results were favorably impacted by a $594,000 pre-tax gain associated with the termination of a lease agreement in the second quarter of 2007.

•                  Domestic Commissary Segment. Domestic commissaries’ operating income increased approximately $1.5 million and $3.6 million for the three- and nine- month periods ended September 30, 2007, respectively, from the comparable 2006 periods. These increases are principally due to increased volumes of higher margin fresh dough products and improved margins from other commodities.

•                  Domestic Franchising Segment. Domestic franchising operating income decreased $501,000 and $1.1 million for the three- and nine-month periods ended September 30, 2007, respectively, from the comparable 2006 periods. These decreases are principally due to costs associated with an increase in our field organizational support staff to improve the performance of our domestic franchise operations. Royalty revenue was flat, as an approximate 2.0% decrease in equivalent franchise units due to various acquisitions of franchise units by the company was offset by a reduction in royalty waivers granted to franchisees.

•                  International Segment. The international operating results, which exclude the Perfect Pizza operations in the United Kingdom that were sold in March 2006, reported losses of $2.0 million and $6.4 million for the three- and nine-month periods ended September 30, 2007, respectively, compared to losses of $2.0 million and $6.8 million, respectively, in the same periods of the prior year. The improvement in the operating results for the nine-month period was due to the prior year results including a $470,000 charge incurred in the second quarter of 2006 related to management reorganization costs in one of our international operating units. Increased revenues in 2007 due to the growth in number of units and unit volumes were substantially offset by increased personnel and infrastructure investment costs.

•                  All Others Segment. The “All others” reporting segment reported operating earnings of $1.3 million and $4.0 million for the three- and nine-month periods ended September 30, 2007, respectively, compared to $1.1 million and $3.8 million, respectively, in the same periods of the prior year. The increase of $242,000 in operating income for the three-month period was primarily due to an improvement in the operating results of our print and promotions operations, reflecting an increase in our sales to commercial customers. The increase of $249,000 for the nine-month period was primarily due to the improved operating results of our online operation. The nine-month period operating results at our print and promotions operations during 2007 are substantially the same as the 2006 results.

•                  Unallocated Corporate Segment. Unallocated corporate expenses decreased approximately $1.0 million and $4.0 million for the three- and nine-month periods ended September 30, 2007, respectively, as compared to the corresponding periods of 2006. The decreases in both periods are primarily due to lower general and administrative costs, including management incentives (as more fully discussed below), health insurance and legal costs. The nine-month period decrease was also impacted by the collection of a $650,000 receivable, which had previously been reserved, from Papa Card, Inc., a nonstock, nonprofit corporation, which administers the Papa John’s gift card program.

The following table summarizes our recorded expense (income) associated with our management incentive programs (in thousands):

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 24,	Sept. 30,	Sept. 24,
	2007	2006	2007	2006

Stock options	$1,193	$1,187	$3,048	$3,069
Restricted stock	511	71	759	119
Performance unit plan	(57)	856	(207)	2,209
Management incentive bonus plan	1,200	1,587	2,950	5,539
Total expense	$2,847	$3,701	$6,550	$10,936

Decrease	$(854)		$(4,386)

The decrease in the executive performance unit incentive plan expense for the three- and nine-month periods of 2007, as compared to the corresponding prior year periods, was primarily due to the forfeiture of units associated with certain executive departures and the change in the Founder Chairman’s status from an employee director of the company to a non-employee director during the second quarter of 2007.

The annual management incentive bonus plan is based on the company’s annual operating income performance and certain sales measures as compared to pre-established targets. The decrease in the expense for the three- and nine-month periods in 2007 as compared to the corresponding prior year periods was primarily due to updated sales and operating income projections for the full year and the transition of the Founder Chairman to a non-employee director status.

Net interest expense included in the unallocated corporate segment, increased approximately $1.0 million and $3.5 million for the three- and nine-month periods ended September 30, 2007, respectively, as compared to the corresponding 2006 periods, principally due to a higher average debt balance resulting from share repurchase activity under our share repurchase program and franchise restaurant acquisitions during the last twelve months. The increase in net interest costs was offset, in this operating segment, by an increase in allocations to the operating units receiving corporate support for the three- and nine-months ended September 30, 2007, as compared to the corresponding periods of 2006, partially due to an increase in the number of company-owned restaurants.

During the third quarter of 2007, the company recorded a $2.4 million reduction in its customary income tax expense due to the finalization of certain income tax issues. The effective income tax rate was 29.9% for the nine months ended September 30, 2007, compared to 36.1% in the corresponding 2006 period.

Cash Flow

                Cash flow from continuing operations was $47.2 million in the first nine months of 2007 as compared to $67.9 million for the comparable period in 2006. The consolidation of BIBP decreased cash flow from operations by approximately $19.4 million in the first nine months of 2007 and increased cash flow from operations by approximately $17.0 million in the comparable period in 2006. Excluding the impact of the consolidation of BIBP, cash flow from continuing operations increased $15.7 million in the first nine months of 2007 as compared to the corresponding 2006 period, primarily due to an increase in net income and an improvement in working capital including accounts receivable, inventories and other liabilities.

Form 10-Q Filing

                See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our quarterly report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three- and nine-month periods ended September 30, 2007.

Comparable Sales, System-wide Sales and Unit Count

                Domestic system-wide comparable sales for the third quarter of 2007 increased 0.2% (composed of a 0.5% increase at company-owned restaurants and flat sales at franchised restaurants). Domestic system-wide comparable sales for the nine months ended September 30, 2007 decreased 0.2% (composed of a 0.1% decrease at company-owned restaurants and a 0.3% decrease at franchised restaurants). Comparable sales percentage represents the change in year-over-year sales for the same base of restaurants for the same calendar period.

Worldwide system sales increased 4.3% to $524.6 million for the third quarter of 2007 and increased 3.5% to $1.59 billion for the nine months ended September 30, 2007, as compared to the same periods of the prior year. The following table summarizes system-wide sales for the three- and nine-month periods ended September 30, 2007 and September 24, 2006, on an actual U.S. dollar basis (dollars in thousands):

	Three Months Ended			Nine Months Ended
			Percentage			Percentage
	Sept. 30,	Sept. 24,	Increase	Sept. 30,	Sept. 24,	Increase
	2007	2006	(Decrease)	2007	2006	(Decrease)

Domestic:
Company-owned	$ 126,610	$ 107,793	17.5%	$ 368,287	$ 319,957	15.1%
Franchised	352,607	359,070	(1.8)%	1,093,082	1,116,279	(2.1)%
Total Domestic	479,217	466,863	2.6%	1,461,369	1,436,236	1.7%
International	45,413	36,235	25.3%	128,921	100,393	28.4%
Total System-wide Sales	$ 524,630	$ 503,098	4.3%	$ 1,590,290	$ 1,536,629	3.5%

During the third quarter of 2007, 38 domestic restaurants (two company-owned and 36 franchised) were opened, including ten franchised units in Live Nation amphitheaters under a previously announced agreement. Additionally, 29 international restaurants (one company-owned and 28 franchised) were opened, while 13 domestic and five international franchised restaurants were closed, resulting in 49 net openings worldwide for the quarter. There were 124 net openings worldwide for the first nine months of 2007.  Our total domestic development pipeline as of September 30, 2007 included 335 restaurants scheduled to open over the next nine years.

At September 30, 2007, there were 3,139 Papa John’s restaurants (660 company-owned and 2,479 franchised) operating in all 50 states and 27 countries. The company-owned unit count includes 130 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

Acquisition Activity

                As previously disclosed, the company acquired 31 franchised Papa John’s restaurants located in Missouri and Kansas on July 2, 2007. The purchase price of $10.3 million, of which approximately $7.2 million was recorded as goodwill, was paid in cash. In addition, during the third quarter of 2007, the company completed the acquisition of 11 franchised Papa John’s restaurants located in the Washington, D.C. area through our 70% owned joint venture, Colonel’s Limited, LLC. The purchase price of $6.1 million, of which approximately $4.7 million was recorded as goodwill, was paid in cash. At this time, the company does not expect to acquire a significant number of additional restaurants from the franchisees in the future.

International Update

A total of 29 restaurants were opened in international markets during the third quarter of 2007, of which nine were located in our fastest-growing markets, Korea and China. As of September 30, 2007, the company had a total of 412 corporate and franchised restaurants operating internationally, of which 129 were located in Korea and China. Our total international development pipeline as of September 30, 2007 included approximately 800 restaurants scheduled to open over the next nine years. During October 2007, we entered into a 40-unit development agreement in Poland and a 50-unit development agreement in Turkey. We expect the initial unit openings for both new countries will occur in 2008.

Share Repurchase Activity

                The company repurchased approximately 990,000 shares of its common stock at an average price of $26.39 per share, or a total of $26.1 million, during the third quarter of 2007, and 2.2 million shares of its common stock at an average price of $27.99 per share, or a total of $61.9 million, during the first nine months of 2007. Subsequent to the third quarter of 2007, through October 31, 2007, the company repurchased an additional $10.9 million of common stock (471,000 shares at an average price of $23.21 per share). A total of 27,000 and 674,000 shares of common stock were issued upon the exercise of stock options for the three- and nine-month periods ended September 30, 2007, respectively.

There were 30.0 million diluted weighted average shares outstanding for the third quarter of 2007 as compared to 32.6 million for the same period in 2006. Approximately 29.2 million actual shares of the company’s common stock were outstanding as of September 30, 2007. The company’s board of directors has authorized the repurchase of up to an aggregate $675 million of common stock through December 30, 2007 which was substantially completed as of October 31, 2007.

The company’s share repurchase activity increased earnings per diluted share from continuing operations by $0.01 for the nine-month period ended September 30, 2007 (no impact on the third quarter of 2007).

Franchise Agreement Renewals

                The company today also announced the completion of the initial communication to its domestic franchisees of a Franchise Agreement Renewal Program (the Renewal Program).  Substantially all existing franchise agreements have an initial 10-year term with a 10-year renewal option.  Many of these original agreements have reached or will reach the end of their initial term in the next few years and will therefore require renewal.

The company collaborated with the Franchise Advisory Council, which consists of company and franchisee representatives of domestically owned restaurants, to develop a revised form of franchise agreement that will be available for execution upon renewal by existing franchisees (the Negotiated Agreement). The primary objectives of the negotiation of a revised form of franchise agreement included:

•                  Providing visibility to franchisees as to the potential timing and amount of future royalty rate increases;

•                  Ensuring minimum funding levels for the National Marketing Fund given the scale advantages of our larger competitors;

•                  Providing a funding mechanism for continued investment in maintaining and enhancing our online technological capabilities; and

•                  Addressing alternative marketing or other business developments to ensure the new form of franchise agreement is consistent and up to date.

Under the Renewal Program, the Company is offering certain renewal fee discounts to encourage all existing franchisees to renew under the Negotiated Agreement by December 31, 2007.  Additionally, existing franchisees electing not to renew under the Negotiated Agreement by this date will be offered the then-current standard form of franchise agreement (the New Standard Agreement) upon their subsequent renewal.

One key provision of the Negotiated Agreement relates to the timing and amount of future royalty rate increases. A one-quarter percent increase in royalty rate, to 4.25%, has been announced effective in January 2008 for franchisees renewing under the Negotiated Agreement, which is expected to include the majority of franchisees. The royalty rate for all new franchisees and any existing franchisees who elect to renew under the New Standard Agreement will be 5% in 2008.  Specific information related to this and other key provisions, including the expected financial impact on the company, is included in the company’s Form 10-Q filing.

2007 Earnings Guidance Updated

                In connection with the second quarter earnings release, the company revised the original earnings guidance for 2007, excluding the impact of the consolidation of BIBP, to a range of $1.56 to $1.60 per share.  Based upon actual third quarter operating results, including the impact of the finalization of certain income tax issues, which resulted in an additional $0.08 of earnings per share, the company is updating its 2007 EPS guidance, excluding the impact of the consolidation of BIBP, to a range of $1.64 to $1.68 per share.

                Our determination of the updated earnings guidance considered several factors, including the negative impact on our domestic company-owned restaurant operating results from the continued increases in commodities, such as the prices for cheese and wheat, as well as an increase in labor costs as a result of changes in federal and state minimum wage regulations.

                We do not expect significant variances in the key operating assumption projections for full year 2007 included in our second quarter earnings release dated

August 7, 2007, other than a modest increase in net interest expense and a modest decrease in average diluted shares as a result of share repurchase activity, and a reduction in net unit openings to a range of 180 to 200 net units due to a combination of slightly fewer projected openings and slightly greater projected closings.

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions; increases in or sustained high cost levels of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about commodities supplies; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; local governmental agencies’ restrictions on the sale of certain food products; higher-than-anticipated construction costs; the hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; franchisee relations; the timing of franchise agreement renewals; the possibility of impairment charges if our United Kingdom operations or recently acquired restaurants perform below our expectations; federal and state laws governing such matters as wages, benefits, working conditions, citizenship requirements and overtime, including legislation to further increase the federal and state minimum wage; and labor shortages in various markets resulting in higher required wage rates. The above factors might be especially harmful to the financial viability of franchisees or company-owned operations in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Additionally, domestic franchisees are only required to purchase seasoned sauce and dough from our quality control centers (QC Centers) and changes in purchasing practices by domestic franchisees could adversely affect the financial results of our QC Centers. Our international operations are subject to additional factors, including political and health conditions in the countries in which the company or its franchisees operate; currency regulations and fluctuations; differing business and social cultures and consumer preferences; diverse government regulations and structures; ability to obtain high-quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees. Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Conference Call

                A conference call is scheduled for November 7, 2007 at 10:00 EST to review third quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 (pass code 4893059) for participation in the question and answer session. International participants may dial 706-679-8452 (pass code 4893059).

                The conference call will be available for replay beginning November 7, 2007, at approximately noon through November 14, 2007, at midnight EST. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (pass code 4893059). International participants may dial 706-645-9291 (pass code 4893059).

Summary Financial Data

Papa John’s International, Inc.

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 24,	Sept. 30,	Sept. 24,
(In thousands, except per share amounts)	2007	2006	2007	2006

Revenues	$262,775	$239,692	$779,655	$723,634

Income from continuing operations before income taxes (1)	$3,839	$19,798	$35,662	$68,813

Net income	$4,827	$13,108	$24,991	$44,376

Earnings per share - assuming dilution	$0.16	$0.40	$0.82	$1.33

Weighted average shares outstanding - assuming dilution	30,027	32,583	30,435	33,296

EBITDA (A)	$13,418	$27,101	$63,236	$89,972

(1) See information below on a reporting unit basis that separately identifies the impact of consolidating VIEs on income from continuing operations before income taxes.

The following is a summary of our income (loss) from continuing operations before income taxes:

Domestic company-owned restaurants	$3,493	$5,562	$19,243	$23,012
Domestic commissaries	9,661	8,158	27,592	24,023
Domestic franchising	11,629	12,130	36,737	37,881
International	(2,022)	(2,003)	(6,374)	(6,763)
VIEs, primarily BIBP	(10,707)	5,336	(19,370)	17,027
All others	1,321	1,079	4,045	3,796
Unallocated corporate expenses	(9,369)	(10,354)	(25,150)	(29,172)
Elimination of intersegment profits	(167)	(110)	(1,061)	(991)
Income from continuing operations before income taxes	$3,839	$19,798	$35,662	$68,813

The following is a reconciliation of EBITDA to net income:

EBITDA (A)	$13,418	$27,101	$63,236	$89,972
Income tax (expense) benefit	988	(6,690)	(10,671)	(24,826)
Net interest	(1,668)	(629)	(4,179)	(1,321)
Depreciation and amortization	(7,911)	(6,674)	(23,395)	(19,838)
Income from discontinued operations, net of tax	—	—	—	389
Net income	$4,827	$13,108	$24,991	$44,376

(A)                                 Management considers EBITDA to be a meaningful indicator of operating performance from continuing operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (GAAP), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

*   *   *   *

For more information about the company, please visit www.papajohns.com.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 24, 2006	September 30, 2007	September 24, 2006
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$126,610	$107,793	$368,287	$319,957
Variable interest entities restaurant sales	1,862	1,320	5,151	6,457
Franchise royalties	13,158	13,186	41,356	41,388
Franchise and development fees	602	792	1,905	1,973
Commissary sales	97,753	98,272	294,176	301,932
Other sales	14,995	12,529	46,841	35,601
International:
Royalties and franchise and development fees	2,514	1,906	7,185	5,202
Restaurant and commissary sales	5,281	3,894	14,754	11,124
Total revenues	262,775	239,692	779,655	723,634

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	28,950	21,309	79,867	61,837
Salaries and benefits	38,369	32,291	111,241	95,044
Advertising and related costs	12,998	10,385	35,060	29,398
Occupancy costs	8,652	7,209	23,461	19,735
Other operating expenses	17,330	14,580	50,134	42,157
Total domestic Company-owned restaurant expenses	106,299	85,774	299,763	248,171

Variable interest entities restaurant expenses	1,566	1,112	4,297	5,443

Domestic commissary and other expenses:
Cost of sales	81,006	79,957	243,725	245,366
Salaries and benefits	8,692	7,991	26,496	23,307
Other operating expenses	10,915	11,549	33,060	33,971
Total domestic commissary and other expenses	100,613	99,497	303,281	302,644

Loss (income) from the franchise cheese-purchasing program, net of minority interest	7,854	(4,337)	14,032	(14,102)
International operating expenses	4,557	3,936	13,021	11,242
General and administrative expenses	27,282	26,427	77,903	77,057
Minority interests and other general expenses	1,186	182	4,122	3,207
Depreciation and amortization	7,911	6,674	23,395	19,838
Total costs and expenses	257,268	219,265	739,814	653,500

Operating income from continuing operations	5,507	20,427	39,841	70,134
Net interest	(1,668)	(629)	(4,179)	(1,321)
Income from continuing operations before income taxes	3,839	19,798	35,662	68,813
Income tax expense (benefit)	(988)	6,690	10,671	24,826

Income from continuing operations	4,827	13,108	24,991	43,987
Income from discontinued operations, net of tax	—	—	—	389
Net income	$4,827	$13,108	$24,991	$44,376

Basic earnings per common share:
Income from continuing operations	$0.16	$0.41	$0.83	$1.35
Income from discontinued operations, net of tax	—	—	—	0.01
Basic earnings per common share	$0.16	$0.41	$0.83	$1.36

Earnings per common share - assuming dilution:
Income from continuing operations	$0.16	$0.40	$0.82	$1.32
Income from discontinued operations, net of tax	—	—	—	0.01
Earnings per common share - assuming dilution	$0.16	$0.40	$0.82	$1.33

Basic weighted average shares outstanding	29,708	31,957	29,942	32,556
Diluted weighted average shares outstanding	30,027	32,583	30,435	33,296

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30,	December 31, 2006
(In thousands)	2007	(Note)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,078	$12,979
Accounts receivable	21,100	23,326
Inventories	22,622	26,729
Prepaid expenses	5,780	7,779
Other current assets	5,979	7,368
Deferred income taxes	9,310	6,362
Total current assets	72,869	84,543

Investments	522	1,254
Net property and equipment	202,015	197,722
Notes receivable	11,693	12,104
Deferred income taxes	9,320	1,643
Goodwill	86,403	67,357
Other assets	17,745	15,016
Total assets	$400,567	$379,639

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,560	$29,202
Income and other taxes	11,118	15,136
Accrued expenses	56,513	57,233
Current portion of debt	14,400	525
Total current liabilities	111,591	102,096

Unearned franchise and development fees	7,130	7,562
Long-term debt, net of current portion	124,508	96,511
Other long-term liabilities	29,900	27,302
Total liabilities	273,129	233,471

Total stockholders’ equity	127,438	146,168
Total liabilities and stockholders’ equity	$400,567	$379,639

Note:

The balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Nine Months Ended
(In thousands)	September 30, 2007	September 24, 2006
	(Unaudited)	(Unaudited)
Operating activities
Net income	$24,991	$44,376
Results from discontinued operations (net of income taxes)	—	(389)
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	1,204	2,423
Depreciation and amortization	23,395	19,838
Deferred income taxes	(10,315)	803
Stock-based compensation expense	3,807	3,188
Excess tax benefit related to exercise of non-qualified stock options	(3,047)	(4,128)
Other	4,118	4,199
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,633	(2,717)
Inventories	4,099	(862)
Prepaid expenses	1,529	2,462
Other current assets	2,329	1,860
Other assets and liabilities	(2,514)	(5,087)
Accounts payable	295	(1,383)
Income and other taxes	(3,404)	(501)
Accrued expenses	(511)	4,138
Unearned franchise and development fees	(432)	(360)
Net cash provided by operating activities from continuing operations	47,177	67,860
Operating cash flows from discontinued operations	—	414
Net cash provided by operating activities	47,177	68,274

Investing activities
Purchase of property and equipment	(23,091)	(26,606)
Proceeds from sale of property and equipment	30	69
Purchase of investments	—	(2,014)
Proceeds from sale or maturity of investments	732	5,599
Loans issued	(5,966)	(5,008)
Loan repayments	5,839	6,848
Acquisitions	(24,983)	(18,858)
Proceeds from divestiture of restaurants	632	—
Net cash from continuing operations used in investing activities	(46,807)	(39,970)
Proceeds from divestiture of discontinued operations	—	8,020
Net cash used in investing activities	(46,807)	(31,950)

Financing activities
Net proceeds from line of credit facility	28,000	500
Net proceeds (repayments) from short-term debt - variable interest entities	13,875	(2,075)
Excess tax benefit related to exercise of non-qualified stock options	3,047	4,128
Proceeds from exercise of stock options	10,790	13,134
Acquisition of Company common stock	(61,943)	(63,969)
Other	862	177
Net cash used in financing activities	(5,369)	(48,105)

Effect of exchange rate changes on cash and cash equivalents	98	78
Change in cash and cash equivalents	(4,901)	(11,703)
Cash and cash equivalents at beginning of period	12,979	22,098

Cash and cash equivalents at end of period	$8,078	$10,395

Restaurant Progression
Papa John’s International, Inc.

	Third Quarter Ended September 30, 2007
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	606	8	2,096	380	3,090
Opened	2	1	36	28	67
Closed	(1)	—	(12)	(5)	(18)
Acquired	42	2	—	—	44
Sold	—	—	(42)	(2)	(44)
End of Period	649	11	2,078	401	3,139

	Third Quarter Ended September 24, 2006
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	510	6	2,125	319	2,960
Opened	5	—	26	17	48
Closed	—	—	(22)	(8)	(30)
Acquired	43	—	—	—	43
Sold	—	—	(43)	—	(43)
End of Period	558	6	2,086	328	2,978

Restaurant Progression
Papa John’s International, Inc.

	Nine Months Ended September 30, 2007
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	577	11	2,080	347	3,015
Opened	15	1	96	64	176
Closed	(3)	—	(38)	(11)	(52)
Acquired	61	2	1	3	67
Sold	(1)	(3)	(61)	(2)	(67)
End of Period	649	11	2,078	401	3,139

	Nine Months Ended September 24, 2006
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	502	2	2,097	325	2,926
Opened	11	1	82	57	151
Closed	(1)	—	(47)	(51)	(99)
Acquired	46	3	—	—	49
Sold	—	—	(46)	(3)	(49)
End of Period	558	6	2,086	328	2,978

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	112	112
Closed	—	—	—	(3)	(3)
Sold	—	—	—	(109)	(109)
End of Period	—	—	—	—	—

Note: The PJUK Perfect Pizza operations were sold in March 2006.